Exhibit 99.1

Approved by: Laureen DeBuono CFO of Thermage, Inc. 510-259-5221

Investor Contact: EVC Group, Inc. Douglas Sherk/Jenifer Kirtland 415-896-6820

Media Contact: EVC Group, Inc. Steve DiMattia Jennifer Saunders 646-201-5445

Thermage, Inc. Reports Record Third Quarter 2006 Results

Revenues Increase 47%, Gross Profit Up 53% Over Prior Year Period

Hayward, Calif., December 6, 2006 — Thermage, Inc. (Nasdaq: THRM), a leader in non-invasive tissue tightening in the aesthetic industry, today reported financial results for the third quarter and nine months ended September 30, 2006.

Revenues for the quarter ended September 30, 2006 were $12.5 million, up 47% from $8.5 million for the quarter ended September 30, 2005. Gross profit increased to $9.0 million or 72% of revenue, for the quarter ended September 30, 2006 up from $5.9 million or 70% of revenue for quarter ended September 30, 2005. The Company reported a GAAP net loss of $1.5 million, or $0.36 per share, for the quarter ended September 30, 2006, versus net loss of $4.1 million, or $1.11 per share, for the quarter ended September 30, 2005. Non-GAAP (1) net loss for the third quarter of 2006 and 2005 were $0.9 million, or $0.06 per share, and $2.7 million, or $0.17 per share, respectively.

“Our third quarter financial performance was driven by the strong growth of consumable product sales,” said Stephen J. Fanning, President and Chief Executive Officer. “Our ThermaTips and other consumable products represented 71% of total revenue during the period, while 26% of revenue was generated from the sale of ThermaCool® systems. The U.S. and international businesses each experienced more than a 60% increase in total ThermaTip™ unit volume over the prior year period. Our revenue model is focused on consumable products as opposed to capital equipment and, as a result, the proportion of our revenue derived from consumable products has increased each year over the past four years.”

“We are particularly pleased with the market adoption of our Eyes by Thermage™ procedure using our 0.25cm2 ThermaTip product, as well as the strong initial market response to our Tummy by Thermage™ procedure introduced in mid-October utilizing our 900 pulse count 3.0cm2 ThermaTip,”

continued Mr. Fanning. “We also experienced solid growth in sales of our ThermaCool systems. Based on our performance to date in the fourth quarter, we expect to finish 2006 with over 2,000 ThermaCool RF generator systems in the market.”

“Our cash and cash equivalent balance at the end of the third quarter of $10.5 million was augmented by approximately $40 million in net proceeds from our IPO, providing Thermage with the necessary capital to pursue its growth opportunities. As we look ahead, we will continue to focus on our core strengths – innovative, proprietary technology, a business model built on strong recurring revenue and our partnerships with our customers. We believe we are well-positioned to continue our strong growth and to leverage our infrastructure to achieve sustained profitability,” concluded Mr. Fanning.

Revenues for the nine months ended September 30, 2006 were $39.6 million, up 26% from $31.3 million for the nine months ended September 30, 2005. Gross profit increased to $28.4 million, or 72% of revenue, up from $22.5 million, or 72% of revenue, for the nine months ended September 30, 2005. The Company reported a GAAP net loss of $5.3 million, or $1.26 per share, for the nine months ended September 30, 2006, versus net loss of $4.2 million, or $1.16 per share, for the nine months ended September 30, 2005. Non-GAAP (1) net loss for the first nine months of 2006 and 2005 were $1.6 million, or $0.10 per share, and $4.2 million, or $0.27 per share, respectively.

Guidance:

Management believes that revenue for the fourth quarter and full year ending December 31, 2006, will be in a range of approximately $14.0 million to $14.5 million and $53.5 million to $54.0 million, respectively. The full year 2006 revenue expectations represent approximately a 32% increase over full year 2005.

For the fourth quarter and full year ending December 31, 2006, non-GAAP (1) loss per share is expected to be breakeven and $0.09, respectively.

Non-GAAP Presentation:

(1) To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP net loss and non-GAAP loss per share measures that exclude the impact of all stock-based compensation expenses, amounts recorded for revaluation of a preferred stock warrants liability and gain on the litigation settlement, all net of income taxes. The calculation of non-GAAP net loss per share also includes the conversion into common stock of the Company’s shares of convertible preferred stock, which automatically converted into shares of common stock upon the Company’s initial public offering in November 2006. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measure, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. A table reconciling the GAAP financial measures to the non-GAAP measures is included in the condensed consolidated financial information attached to this release.

Conference Call

The conference call is scheduled to begin at 1:30 p.m. PST (4:30 p.m. EST) on December 6, 2006. The call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website at www.thermage.com. In addition, you may call to listen to the live broadcast: 800-257-1836 for domestic participants and 303-262-2143 for international participants. Participating in the call will be Stephen J. Fanning, President and Chief Executive Officer, and Laureen DeBuono, Chief Financial Officer.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-405-2236, Pass code 11077434# for domestic callers and 303-590-3000, Pass code 11077434# for international callers. An archived web cast will also be available at www.thermage.com.

About Thermage, Inc.

Thermage, Inc. (Nasdaq:THRM) is one of the premier medical device companies for aesthetics applications. The Company’s innovative radiofrequency (RF) technology provides a safe, non-invasive procedure to tighten tissue. The Company’s ThermaCool® system is marketed in approximately 70 countries to physicians, including dermatologists, plastic surgeons, and other cosmetic physicians. Thermage was founded in 1996. The Company received FDA clearance and commercially launched the ThermaCool system in 2002. The Company is based in Hayward, California.

For more information, call 1-510-259-7117 or visit www.thermage.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Thermage’s ability to continue to grow its business and to achieve and sustain profitability, its expected system placements for 2006, and Thermage’s financial guidance for the fourth quarter and fiscal year 2006 are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Thermage’s actual results to differ materially from the statements contained herein. Thermage’s third quarter and nine-months ended September 30, 2006 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect Thermage’s business and its financial results are detailed in its Form S-1 as filed with the Securities and Exchange Commission on November 9, 2006. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Thermage, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net revenue	$12,507	$8,500	$39,569	$31,317
Cost of revenue	3,493	2,571	11,172	8,857

Gross margin	9,014	5,929	28,397	22,460

Operating expenses
Sales and marketing	5,785	4,952	17,935	15,070
Research and development	2,189	2,256	7,129	6,543
General and administrative	2,688	1,539	7,345	5,501
Litigation settlement gain	—	—	—	(1,646)

Total operating expenses	10,662	8,747	32,409	25,468

Loss from operations	(1,648)	(2,818)	(4,012)	(3,008)
Interest and other income	135	108	375	251
Interest and other expense	(33)	(727)	(1,661)	(740)

Loss before income taxes and cumulative effect of change in accounting principle	(1,546)	(3,437)	(5,298)	(3,497)
Provision for income taxes	—	—	—	—

Loss before cumulative effect of change in accounting principle	(1,546)	(3,437)	(5,298)	(3,497)
Cumulative effect of change in accounting principle	—	(697)	—	(697)

Net loss	$(1,546)	$(4,134)	$(5,298)	$(4,194)

Loss allocable to common stockholders	$(1,546)	$(4,134)	$(5,298)	$(4,194)

Net loss per share — basic and diluted:
Before cumulative effect of change in accounting principle	$(0.36)	$(0.92)	$(1.26)	$(0.97)
Cumulative effect of change in accounting principle		(0.19)		(0.19)

Net loss per share — basic and diluted	$(0.36)	$(1.11)	$(1.26)	$(1.16)

Weighted average shares outstanding used in calculating net loss per common share:
Basic and diluted	4,317,069	3,732,705	4,196,954	3,619,285

Thermage, Inc

NON-GAAP RECONCILIATION OF NET LOSS AND NET LOSS PER SHARE

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
GAAP net loss	$(1,546)	$(4,134)	$(5,298)	$(4,194)
Non-GAAP adjustments to net loss:
Stock-based compensation (a)	779	74	2,662	269
Litigation settlement gain (b)				(1,646)
Impact of change in fair value of preferred warrant liabilities (c)	(164)	1,399	1,075	1,399

Total non-GAAP adjustments to net loss	615	1,473	3,737	22

Non-GAAP net loss	$(931)	$(2,661)	$(1,561)	$(4,172)

GAAP basic and diluted net loss per share	$(0.36)	$(1.11)	$(1.26)	$(1.16)

Non-GAAP adjustments to basic & diluted loss per share:
Stock-based compensation (a)	0.05	0.00	0.16	0.02
Litigation settlement gain (b)	—	—	—	(0.11)
Impact of change in fair value of preferred warrant liabilities (c)	(0.01)	0.09	0.07	0.09
Impact of higher weighted average shares due to assumed conversion of preferred shares (d)	0.26	0.85	0.94	0.79

Non-GAAP basic and diluted net loss per share	$(0.06)	$(0.17)	$(0.10)	$(0.27)

Weighted average shares outstanding used in calculating non-GAAP net loss per common share:	16,369,615	15,774,676	16,242,753	15,661,559

GAAP weighted average shares outstanding used in calculating net loss per common share:	4,317,069	3,732,705	4,196,954	3,619,285
Adjustments to reflect assumed weighted average effect of conversion of preferred stock	12,052,546	12,041,971	12,045,799	12,042,274

Weighted average shares outstanding used in calculating non-GAAP net loss per common share:	16,369,615	15,774,676	16,242,753	15,661,559

(a)	Includes all employee and non-employee stock-based compensation charges
(b)	Includes litigation settlement gain recorded in June 2005
(c)	Includes the impact of cumulative effect of change in accounting principle and subsequent adjustments related to the revaluation of the Company’s preferred stock warrant liability during the period.
(d)	Assumes the conversion of the Company’s convertible preferred stock into shares of common stock at the beginning of the period.

Thermage, Inc.

CONDENSED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$10,530	$10,121
Accounts receivable, net	3,877	2,857
Inventories, net	5,468	5,411
Prepaid expenses and other current assets	1,831	1,350

Total current assets	21,706	19,739
Restricted cash	—	107
Property and equipment, net	3,069	4,073
Other assets	111	113

Total assets	$24,886	$24,032

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Liabilities
Accounts payable	$1,650	$1,977
Accrued liabilities	6,312	4,774
Current portion of deferred revenue	1,016	1,188
Customer deposits	91	45
Current portion of borrowings	1,696	808
Total current liabilities	10,765	8,792
Deferred rent, net of current portion	73	110
Other long-term liabilities	—	107
Deferred revenue, net of current portion	716	610
Borrowings, net of current portion	3,225	4,040
Preferred stock warrants liability	4,297	3,937

Total liabilities	19,076	17,596

Redeemable convertible preferred stock, $0.001 par value:
26,360,000 shares authorized; 12,138,533 shares and 12,042,274 issued and outstanding	46,314	45,169

Stockholders’ deficit:
Common stock, $0.001 par value:
29,100,000 shares authorized; 4,336,350 and 4,037,774 issued and outstanding	4	4
Additional paid-in capital	5,201	5,682
Deferred stock-based compensation	(7)	(3,541)
Notes receivable from stockholders	(124)	(598)
Accumulated deficit	(45,578)	(40,280)

Total stockholders’ deficit	(40,504)	(38,733)

Total liabilities and stockholders’ deficit	$24,886	$24,032